CONSOLIDATED EDISON, INC.

                                     RATIO OF EARNINGS TO FIXED CHARGES
                                             TWELVE MONTHS ENDED
                                           (Thousands of Dollars)


                                                                MARCH           MARCH
                                                                2000            1999
                                                              ----------     ----------

EARNINGS
       Net Income for Common Stock                            $  712,102     $  717,473
       Preferred Dividends                                        13,593         15,869
       Federal Income Tax                                        373,495        414,425
                                                              ----------     ----------

                 Total Earnings Before Federal Income Tax      1,099,190      1,147,767

FIXED CHARGES*                                                   371,861        345,739
                                                              ----------     ----------
                 Total Earnings Before Federal Income Tax
                    and Fixed Charges                         $1,471,051     $1,493,506
                                                              ==========     ==========



       * Fixed Charges

       Interest on Long-Term Debt                             $  312,635     $  291,664
       Amortization of Debt Discount, Premium and Expense         13,246         13,791
       Interest Component of Rentals                              17,770         18,297
       Other Interest                                             28,210         21,987
                                                              ----------     ----------

                 Total Fixed Charges                          $  371,861     $  345,739
                                                              ==========     ==========



       Ratio of Earnings to Fixed Charges                           3.96           4.32